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                       Securities and Exchange Commission

                             Washington, D.C. 20549


                                  Schedule 13G


                    Under the Securities Exchange Act of 1934

                       United Shipping & Technology, Inc.
                       ----------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   911498103
                                 --------------
                                 (CUSIP Number)

                               September 24, 1999
                      ------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  13d-1(b)
[X]  13d-1(c)
[ ]  13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NUMBER: 911498103                   13G                  PAGE 2 OF 6 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS; I.R.S. IDENTIFICATION NOS. (ENTITIES ONLY)

      CEX Holdings, Inc.; 84-1347853
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Colorado
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     784,313
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     784,313
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     0

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      784,313
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      7.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------


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CUSIP NUMBER: 911498103                                        PAGE 3 OF 6 PAGES


ITEM 1.

                  (a)      Name of issuer:

                           United Shipping & Technology, Inc.
                           -----------------------------------------------------

                  (b)      Address of issuer's principal executive offices:

                           9850 51st Avenue North, Suite 110
                           Plymouth, Minnesota 55442
                           -----------------------------------------------------

ITEM 2.

                  (a)      Name of person filing:

                           CEX Holdings, Inc.
                           -----------------------------------------------------


                  (b) Address of principal business office or, if none, residence:

                           1 Environmental Way
                           Broomfield, Colorado 80021
                           -----------------------------------------------------


                  (c)      Citizenship:

                           N/A
                           -----------------------------------------------------


                  (d)      Title of class of securities:

                           Common Stock
                           -----------------------------------------------------


                  (e)      CUSIP Number:

                           911498103
                           -----------------------------------------------------



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CUSIP NUMBER: 911498103                                        PAGE 4 OF 6 PAGES



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4.           OWNERSHIP.

                  (a)      Amount beneficially owned:

                           784,313
                           -----------------------------------------------------

                  (b)      Percent of class:

                           7.2%
                           -----------------------------------------------------


                           Number of shares as to which such person has:

                             (i)    Sole power to vote or to direct the vote:
                                    784,313
                                    ------------------------

                            (ii)    Shared power to vote or to direct the vote:
                                    0
                                    ------------------------

                           (iii) Sole power to dispose or to direct the disposition of:
                                    784,313
                                    ------------------------

                            (iv) Shared power to dispose or to direct the disposition of:
                                    0
                                    ------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable
                  --------------------------------------------------------------

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable
                  --------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable
                  --------------------------------------------------------------

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CUSIP NUMBER: 911498103                                        PAGE 5 OF 6 PAGES


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable
                  --------------------------------------------------------------


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable
                  --------------------------------------------------------------

ITEM 10.          CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NUMBER: 911498103                                        PAGE 6 OF 6 PAGES



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of the date hereof.

Dated: October 4, 1999

                                         CEX HOLDINGS, INC.


                                         /s/ Gary M. Jacobs
                                         ---------------------------------------
                                         By: Gary M. Jacobs
                                         Title: Executive Vice President



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